Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

INTERACTIVE STRENGTH INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)		(1)		(2)		(3)
	Equity	Preferred Stock, par value $0.0001 per share	457(o)
	Equity	Debt Securities	457(o)
	Equity	Warrants	457(o)
	Equity	Units	457(o)

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$250,000,000		0.00015310	$38,275
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$38,275

1.The amount to be registered consists of up to $250,000,000 of an indeterminate amount of common stock, preferred stock, debt securities warrants, and/or units. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

2.The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

3.Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $250,000,000.